Exhibit 23(b)

ALLETE 2008 Form 10-K

Consent of General Counsel

The statements of law and legal conclusions under “Item 1. Business” in ALLETE’s Annual Report on Form 10-K for the year ended December 31, 2008, have been reviewed by me and are set forth therein in reliance upon my opinion as an expert.

I hereby consent to the incorporation by reference of such statements of law and legal conclusions in Registration Statement Nos. 333-150681, 333-02109, 333-41882, 333-57104 and 333-147965 on Form S-3, and Registration Statement Nos. 333-16445, 333-16463, 333-82901, 333-91348, 333-105225 and 333-24455 on Form S-8.

Deborah A. Amberg

Deborah A. Amberg

Duluth, Minnesota

February 13, 2009